Exhibit 16.1

SOMERSET

CPAs

3925 River Crossing Parkway, Third Floor Tel: 317.472.2200 - 800.469.7206

Post Office Box 40368 Fax: 317.208.1200

Indianapolis, Indiana 46240-0368 www.somersetcpas.com

Exhibit 16.1

Somerset CPAs, P.C.

3925 River Crossing Parkway

Post Office Box 40368

Indianapolis, IN 46240-0368,

January 9, 2013

Office of the Chief Accountant

U. S. Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated December 12, 2012, of Your Event, Inc. (the “Company”) to be filed with the U. S. Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Seale and Beers, CPAs was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Somerset CPAs, P.C.